Exhibit 5.1

                       [LETTERHEAD OF CALPINE CORPORATION]


                                                                    May 18, 2000



Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

     In connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 1,000,000 shares of common stock, par value $.001 per share (the "Shares"), of Calpine Corporation, a Delaware corporation (the "Company"), issuable upon the exercise of stock purchase rights to be granted pursuant to the 2000 Employee Stock Purchase Plan (the "Plan"), I have reviewed such corporate records, certificates and other documents, and such questions of law, as I have deemed necessary or appropriate for the purposes of this opinion.

     Based upon the foregoing, I am of the opinion that the Shares have been duly authorized and reserved for issuance pursuant to the Plan, and, when the Shares have been duly issued in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.

     I hereby consent to the filing of the opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, I do not admit that I am in the category of persons where consent is required under Section 7 of the Act.

CALPINE CORPORATION


/s/ Lisa M. Bodensteiner
------------------------
Vice President and General Counsel



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